Exhibit 5.2

[Letterhead of Conner & Winters, P.C.]

May 16, 2003

Steven J. Helmers, Esq.

General Counsel

Black Hills Corporation

625 Ninth Street

Rapid City, South Dakota 57701

Re:	Black Hills Corporation

Registration Statement on Form S-3, as amended

File No. 333-101541 (the “Registration Statement”)

Dear Mr. Helmers:

You are acting as counsel for Black Hills Corporation, a South Dakota corporation (the “Company”), in connection with the preparation and filing of the Registration Statement and with respect to the issuance and sale by the Company of $250,000,000 aggregate principal amount of 6.50% Notes due 2013 (the “Securities”) offered pursuant to that certain Prospectus Supplement dated May 16, 2003 (the “Prospectus Supplement”). The Securities are to be issued under an Indenture, dated as of May 21, 2003, between the Company and LaSalle Bank National Association, as Trustee (the “Trustee”), and a First Supplemental Indenture, dated as of May 21, 2003, between the Company and the Trustee (collectively, the “Indenture”).

As such counsel, you are furnishing an opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”). In connection with such opinion, you have asked us to opine with respect to certain matters governed by New York law.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s articles of incorporation, as amended, and the amended and restated bylaws dated December 20, 2002, (ii) the Registration Statement, and (iii) the Indenture. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our

Steven J. Helmers, Esq.

May 16, 2003

examination of executed documents or documents to be executed, we have assumed that the parties thereto, including the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and, as to parties other than the Company, the validity and binding effect on such parties. We have also assumed that the Company has been duly organized and is validly existing in good standing under the laws of the State of South Dakota and that the Company has complied with all aspects of applicable laws of jurisdictions other than the United States of America and the State of New York in connection with the transactions contemplated by the Indenture and the Registration Statement. We have also assumed that the choice of New York law to govern the Indenture is a valid and legal provision.

Our opinions set forth herein are limited to the laws of the State of New York that are normally applicable to transactions of the type contemplated by the Prospectus Supplement and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non opined law on the opinions herein stated.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Securities, when duly executed, delivered and paid for in accordance with the terms of that certain Underwriting Agreement dated May 16, 2003 (the “Underwriting Agreement”) among the Company and the Representatives (as defined in the Underwriting Agreement), will be legally issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to the following qualifications, further assumptions and limitations:

(a) the enforcement of any agreements or instruments may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); and

(b) we have assumed that the execution and delivery by the Company of the Indenture and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties is subject.

Steven J. Helmers, Esq.

May 16, 2003

We understand that in relying on this opinion you may attach this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Opinions” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

CONNER & WINTERS, P.C.

/s/ Conner & Winters, P.C.